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                           PLAYBOY ENTERPRISES, INC.

                                LINDA G. HAVARD
                           EXECUTIVE VICE PRESIDENT
                           & CHIEF FINANCIAL OFFICER


                                March 27, 1998



Mr. Paul Kallis
549 Colonial Road
River Vale, NJ 07675



Dear Paul:

It is with great pleasure that I offer you the position of Senior Vice President/Chief Technology Officer for Playboy Enterprises, Inc.

You will be reporting directly to me. You will be domiciled at the Playboy offices in Chicago, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $180,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved incentive plan with a maximum potential of 40% of your base salary based upon Company financial performance (prorated in '98 based on start date).

You will be a member of the Executive Committee of the Company. You will be entitled to four weeks' paid vacation (prorated in '98 based on start date). In Fiscal years 1998 and 1999 you are guaranteed to receive no less than $20,000 in incentive compensation.

You will also be granted an option to purchase 7,500 shares of Playboy's Class B stock and the right to receive up to 5,000 shares of Class B stock under the Company's restricted stock plan, vesting 2,500 shares upon the Company's achieving operating income of $15 million and 2,500 shares on the Company's achieving operating income of $20 million according to the terms and conditions of the 1995 Playboy Enterprises, Inc. Stock Incentive Plan.
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March 27, 1998
Paul Kallis
Page Two


You will be entitled to the Company's health benefits plans (effective on the first day of your employment) as well as participation in the Company's executive vacation policy (four weeks), matching 401k plan, deferred compensation plan employee stock purchase plan and profit-sharing plan. Details of all of these plans/benefits will be sent to you.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive six months guaranteed severance and up to an additional three months if you remain unemployed. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

To facilitate your relocation to Chicago, the Company will reimburse or prepay reasonable and customary moving expenses, in accordance with the Company's relocation policy.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.

Once again, welcome to the Playboy family. We look forward to working with you.

                                  Sincerely,


                                  /s/ Linda Havard
                                  Linda Havard


 ACCEPTED:

/s/ Apostolos D. Kallis
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Paul Kallis (Apostolos D. Kallis)


        4/1/98
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Date